Exhibit 10.18

AMENDMENT ONE

TO THE

OFFICERS’ DEATH BENEFIT PLAN OF NEWMONT

WHEREAS, the Officers’ Death Benefit Plan of Newmont (the “Plan”) was amended and restated by Newmont USA Limited (the “Plan Sponsor”) effective January 1, 2004; and

WHEREAS, the Plan Sponsor wishes to amend the Plan to address benefit eligibility for rehired employees; and

WHEREAS, Article X of the Plan authorizes the Plan Sponsor to amend the Plan from time to time.

NOW, THEREFORE, the Plan is hereby amended effective January 1, 2011, as follows:

1. Article II, “Eligibility,” is amended by adding the following Section 2.02:

Section 2.02. Rehires. In the event a Retiree who met the eligibility requirements of Section 2.01 is rehired, the rehired Salaried Employee’s eligibility for benefits during the period he is reemployed with the Company shall be suspended unless such rehired Salaried Employee satisfies the eligibility requirements established for a current Salaried Employee under Section 2.01 (a). Upon the Salaried Employee’s termination, he shall again be eligible for benefits in the Plan to the same extent as existed immediately prior to his date of reemployment, or if greater, the amount he would be eligible to receive as a current Salaried Employee upon his subsequent retirement or death. This provision shall apply upon each rehire date in the event a Salaried Employee experiences multiple episodes of reemployment with the Company.

2. The Administration Committee or its delegate is hereby authorized to take any action necessary or advisable to implement this amendment.

The foregoing was adopted this 28th day of December, 2011.

NEWMONT USA LIMITED

By	/s/ Stephen Gottesfeld
Name	Stephen Gottesfeld
Title	Vice President & General Counsel

Officers’ Death Benefit Plan of Newmont

Amendment One Effective January 1, 2011